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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This FIRST AMENDMENT OT EMPLOYMENT AGREEMENT (the "Amendment") dated as of September 3, 2002 and between UNITED ROAD SERVICES, INC., a Delaware corporation (the "Company") and Harold W. Borhauer II (the "Executive").

WITNESSETH:

        WHEREAS, the Company has employed the executive pursuant to an Employment Agreement dated July 20, 2000, by and between the Company and the executive (the "Original Agreement" and together with this Amendment, the "Agreement"); and

        WHEREAS, the Company desires to continue to employ the Executive pursuant to the terms of the Original Agreement as amended by this Amendment; and.

        WHEREAS, the Executive desires to accept such continued employment pursuant to the terms of the Original Agreement as amended by this Amendment.

        NOW THEREFORE, in consideration of the premises, as well as for other good and valuable consideration, (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

1. Section 1 of the Original Agreement is hereby amended and restated in its entirety to read and provide as follows:

        "1. Term of Employment. Subject to the provisions of Section 9 of the Agreement, the Executive shall continue to be employed by the Company pursuant to the terms and conditions of the Agreement for a period commencing upon the consummation of the transaction (the "Closing date") contemplated by the United Road Services, Inc. Shares of Series A Participating Convertible Preferred Stock Purchase Agreement dated as of April 14, 2000 (the "KPS Transaction"), and ending on July 31, 2004 (the "Employment Term").

2. Section 3 of the Original Agreement is hereby amended and restated in its entirety to read and provide as follows:

        "3. Base Salary. During the Employment Term, the Company shall pay the Executive a base salary (the "Base Salary") in regular installments in accordance with the Company's usual payroll practices. At the time the Original Agreement was executed the Base Salary was paid at an annual rate of $160,000. As of the date of the Amendment, the Base Salary have been increased in accordance with the terms of the Original Agreement and is being paid at an annual rate of $185,000. On a least an annual basis, the Compensation Committee of the Board (the "Compensation Committee") will review the Executive's performance and may increase the Base Salary if, in its discretion, any such increase is warranted. The Company may also

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                pay the Executive such bonuses and other incentive compensation including, without limitation, stock options, as may be determined from time to time to be appropriate by the Board or the Compensation Committee".

3. The first sentence of Section 9(c) of the Original Agreement is hereby amended and restated in its entirety to read and provide as follows:

        The Employment Term and Executive's employment hereunder may be terminated by the Executive for Good Reason upon Notice of Termination (as defined below) to the Company (provided, however, and notwithstanding anything in this Section 9(c) to contrary, if the Good reason is the occurrence of a "Change of Control" (as defined below), the Employment Term and Executive's employment hereunder may be terminated by the Executive for Good Reason only during the "Change of Control Exercise Period" (as defined below)).

4. Section 9(e)(i)(B)(1) of the Original Agreement is hereby amended and restated in its entirety to read and provide as follows:

        "a material reduction in the assignment of the Executive's duties, responsibilities, or status without the Executive's consent (provided, however, that following a Change of Control (as defined herein), and without the Executive's consent, the Company may change the Executive's title to senior Vice President of Towing and Recovery and modify his duties and responsibilities to those that are appropriate to such position and commensurate with the duties of other Senior Vice Presidents of the Company);".

5. The second paragraph of Section 9(e)(ii) of the Original Agreement is hereby amended and restated in its entirety to read and provide as follows:

        "Notwithstanding anything in this Section 9(e) to the contrary, if while the Executive is employed by the Company, a Change of Control (as defined herein) occurs, the Executive may, in his sole discretion, but only during the period commencing on the first anniversary of the effective date of such Change of Control and ending on that date that is ninety (90) days thereafter (the "Change of Control Exercise Period"), give notice to the Company that he intends to elect to exercise his rights to terminate his employment for Good Reason and receive the payments provided in Section 9 (e)(iii) (the "Notice of Intension"). In the event that the Executive elects not to exercise such rights, or otherwise fails to exercise such rights, during the Change of Control Notice Period, the Executive's employment with the Company shall continue for the balance of the Employment Term. In the event that the executive does elect to exercise such rights during the Change of Control Notice Period, the Executive's employment with the Company shall terminate effective as of the date upon which the Notice of Intention is received by the Company."

6. The second sentence of Section 9(e)(iii) of the Original Agreement is hereby amended and restated in its entirety to read and provide as follows:

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        "In addition, the Executive shall (I) continue to receive his base
        Salary as in effect as of the date of such termination through that date that is one year following the date of such termination and (II) continue to participate in any and all employee plans or programs or other employee benefits provided by Section 7 hereof to the extent permitted under the terms of such plans or programs through that date that is one year following the date of such termination; provided that in all events the Executive and his dependents shall be provided with health coverage at the Company's expense for such period; provided, however, that the Executive's right to continue to receive the Base Salary payments pursuant to this Section 9(e) shall cease immediately upon a violation by the Executive of any provision of Sections 10, 11 or 12 of the Agreement."

7. The Executive acknowledges that each of the Signing Bonus and the Stay Bonus were timely paid in full by the Company in accordance with the Original Agreement. The Executive acknowledges (i) that he timely received all of the equity incentives contemplated by Section 6 of the Original Agreement in accordance with the Original Agreement and (ii) that, as of the date of this Amendment, there is no uncured default by the Company under the Agreement and no event has occurred that with notice and/or the passage of time would constitute or result in a default by the Company under the Agreement.

8. This agreement amends the Original Agreement and all provisions for the Original Agreement not expressly amended by this Amendment shall remain unchanged and in full force and effect.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

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        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

EXECUTIVE:                                        COMPANY:

                                                  United Road Services, Inc.
/s/ Harold Borhauer II
------------------------
Harold W. Borhauer II

                                                  By:  /s/ Gerald R. Riordan
                                                      ------------------------
                                                  Its: Authorized Agent